May 2017

Pricing Supplement filed pursuant to Rule 424(b)(2) dated May 24, 2017 / Registration Statement No. 333-198735

STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

$3,786,200 Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS at stated maturity (May 30, 2023) is based on the performance of an equally weighted basket composed of the EURO STOXX 50® Index, the S&P 500® Index and TOPIX as measured from the pricing date (May 24, 2017) to and including the valuation date (May 24, 2023).

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each index, of: (i) the final index value multiplied by (ii) the applicable multiplier. The multiplier will equal, for each index, (i) 100/3 (approximately 33.33) divided by (ii) the initial index value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the basket percent increase (the percentage increase in the final basket value from the initial basket value), subject to the maximum payment of $19.05 per PLUS. If the final basket value is equal to or less than the initial basket value but has not decreased by more than the buffer amount of 25.00% of the initial basket value, you will receive the principal amount of your PLUS. However, if the final basket value has decreased from the initial basket value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 25.00% of the stated principal amount. Declines in one or more indices may offset increases in any of the other indices.

At maturity, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•     if the final basket value is greater than the initial basket value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.00 times (c) basket percent increase, subject to the maximum payment at maturity of $19.05;

•     if the final basket value is equal to or less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 25.00%, $10; or

•     if the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 25.00%, $2.50 plus the product of (i) $10 times (ii) the quotient of (a) the final basket value divided by (b) the initial basket value.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the basket, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 75.00% of their investment if the final basket value has declined from the initial basket value by more than the buffer amount.

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date is equal to approximately $9.52 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your PLUS, if it makes a market in the PLUS, see the following page. Your investment in the PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	May 30, 2017	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.875% ($146,715.25 in total)*	Net proceeds to the issuer:	96.125% ($3,639,484.75 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.35 for each PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.0375 for each PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 1,510 dated May 24, 2017

The issue price, underwriting discount and net proceeds listed above relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this prospectus, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in PLUS will depend in part on the issue price you pay for such PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.52 per $10 principal amount, which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your PLUS at the time of pricing, plus an additional amount (initially equal to $0.48 per $10 principal amount).

Prior to May 24, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through May 23, 2019). On and after May 24, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market) will equal approximately the then-current estimated value of your PLUS determined by reference to such pricing models.

About Your PLUS

The PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  General terms supplement no. 25 dated December 22, 2015

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

May 2017

May 2017

Registration Statement No. 333-198735

STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

$3,786,200 Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS at stated maturity (May 30, 2023) is based on the performance of an equally weighted basket composed of the EURO STOXX 50® Index, the S&P 500® Index and TOPIX as measured from the pricing date (May 24, 2017) to and including the valuation date (May 24, 2023).

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each index, of: (i) the final index value multiplied by (ii) the applicable multiplier. The multiplier will equal, for each index, (i) 100/3 (approximately 33.33) divided by (ii) the initial index value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the basket percent increase (the percentage increase in the final basket value from the initial basket value), subject to the maximum payment of $19.05 per PLUS. If the final basket value is equal to or less than the initial basket value but has not decreased by more than the buffer amount of 25.00% of the initial basket value, you will receive the principal amount of your PLUS. However, if the final basket value has decreased from the initial basket value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 25.00% of the stated principal amount. Declines in one or more indices may offset increases in any of the other indices.

At maturity, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•                  if the final basket value is greater than the initial basket value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.00 times (c) basket percent increase, subject to the maximum payment at maturity of $19.05;

•                  if the final basket value is equal to or less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 25.00%, $10; or

•                  if the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 25.00%, $2.50 plus the product of (i) $10 times (ii) the quotient of (a) the final basket value divided by (b) the initial basket value.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the basket, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 75.00% of their investment if the final basket value has declined from the initial basket value by more than the buffer amount.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$3,786,200
Basket:

as described more fully below, an equally weighted basket composed of the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), the S&P 500® Index (Bloomberg symbol, “SPX Index”) and TOPIX (Bloomberg symbol, “TPX Index”)

Pricing date:	May 24, 2017
Original issue date:	May 30, 2017 (3 business days after the pricing date)
Valuation date:	May 24, 2023, subject to postponement
Stated maturity date:	May 30, 2023, subject to postponement
Stated principal amount/Original issue price:	$10 per PLUS / 100% of the principal amount
Estimated value:	approximately $9.52 per PLUS
	Basket component	Basket component weighting	Initial basket component value	Multiplier
	EURO STOXX 50® Index	1/3 (approximately 33.33%)	3,586.62	0.009293801*
Basket (continued):	S&P 500® Index	1/3 (approximately 33.33%)	2,404.39	0.013863530*
	TOPIX	1/3 (approximately 33.33%)	1,575.11	0.021162543*

* Rounded for ease of reference. See “Multiplier” below for the multiplier formula.
We refer to each of the EURO STOXX 50® Index, the S&P 500® Index and TOPIX singularly as an underlying index and together as the underlying indices.

May 2017

Payment at maturity:

If the final basket value is greater than the initial basket value, $10 + the leveraged upside payment, subject to the maximum payment at maturity.

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final basket value is equal to or less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 25.00%, $10

If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 25.00%, (1) the product of $10 × the basket performance factor plus (2) $2.50

This amount will be less than the stated principal amount of $10. The PLUS will not pay less than $2.50 per PLUS at maturity.

Leveraged upside payment:	$10 × leverage factor × basket percent increase
Leverage factor:	200%
Maximum payment at maturity:	$19.05 per PLUS (190.50% of the stated principal amount)
Minimum payment at maturity:	$2.50 per PLUS (25.00% of the stated principal amount)
Buffer Amount	25.00%
Basket percent increase:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing value of each underlying index times the applicable multiplier for such underlying index on such date.
Basket component closing value:	In the case of each underlying index, the index closing value of such underlying index.
Multiplier:

Each multiplier was set on the pricing date based on the applicable underlying index’s respective initial basket component value so that each underlying index represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the PLUS and will equal, for each underlying index, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value. See “Basket—Multiplier” above.

Basket performance factor:	final basket value / initial basket value
CUSIP / ISIN:	36251V762 / US36251V7626
Listing:	The PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the PLUS we are offering by this pricing supplement as the “offered PLUS” or the “PLUS”. Each of the offered PLUS has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 25” mean the accompanying general terms supplement no. 25, dated December 22, 2015, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 (the “PLUS”) can be used:

•                  As an alternative to direct exposure to the basket that enhances returns for a limited range of positive performance of the basket, subject to the maximum payment at maturity

•                  To potentially outperform the basket with respect to moderate increases in the basket from the initial basket value to the final basket value

•                  To provide a buffer against a 25.00% negative performance of the basket from the initial basket value to the final basket value

However, you will not receive dividends on the stocks comprising the underlying indices (the “underlying index stocks”) or any interest payments on your PLUS.

If the final basket value is less than the initial basket value by more than the buffer amount, the PLUS are exposed on a 1:1 basis to the negative performance of the basket beyond the buffer amount, subject to the minimum payment at maturity of $2.50 per PLUS.

Maturity:	6 years
Payment at maturity:

•                  If the final basket value is greater than the initial basket value, $10 + the leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•                  If the final basket value is equal to or less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 25.00%, $10.

•                  If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 25.00%, (1) the product of $10 × the basket performance factor plus (2) $2.50. This amount will be less than the stated principal amount of $10. The PLUS will not pay less than $2.50 per PLUS at maturity.

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Leverage factor:	200% (applicable only if the final basket value is greater than the initial basket value)
Basket percent increase:	(final basket value - initial basket value) / initial basket value
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Basket performance factor:	final basket value / initial basket value
Buffer amount:	25.00%
Maximum payment at maturity:	$19.05 per PLUS (190.50% of the stated principal amount)
Minimum payment at maturity:	$2.50 per PLUS (25.00% of the stated principal amount)
Basket component weightings:	1/3 (approximately 33.33%) for the EURO STOXX 50® Index, 1/3 (approximately 33.33%) for the S&P 500® Index and 1/3 (approximately 33.33%) for TOPIX
Interest:	None
Redemption:	None. The PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the basket.  In exchange for enhanced performance of 200.00% of the appreciation of the basket, investors forgo performance above the maximum payment at maturity of $19.05 per PLUS. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $19.05 per PLUS. If the basket has not appreciated in value or has depreciated in value, but the final basket value has not declined from the initial basket value by more than the buffer amount of 25.00%, investors will receive the stated principal amount of their investment.  However, if the basket has depreciated in value by more than the buffer amount of 25.00%, investors will lose 1.00% for every 1.00% decline in the basket value beyond the buffer amount from the pricing date to the valuation date of the PLUS, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS and investors may lose up to 75.00% of their initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a limited range of positive performance. However, investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS.

Upside Scenario

The basket increases in value. In this case, you receive a full return of principal as well as 200% of the increase in the value of the basket, subject to the maximum payment at maturity of $19.05 per PLUS (190.50% of the stated principal amount). For example, if the final basket value is 2.00% greater than the initial basket value, the PLUS will provide a total return of 4.00% at maturity.

Par Scenario

The final basket value is equal to the initial basket value or is less than the initial basket value but has not declined by more than the buffer amount of 25.00%. In this case, you receive the stated principal amount of $10 at maturity even if the basket has depreciated by up to 25.00%.

Downside Scenario

The basket declines in value by more than the buffer amount of 25.00%. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the basket from the initial basket value, plus the buffer amount of 25.00%. For example, if the final basket value is 75.00% less than the initial basket value, the PLUS will provide at maturity a loss of 50.00% of principal. In this case, you receive $5.00 per PLUS, or 50.00% of the stated principal amount. The minimum payment at maturity on the PLUS is equal to $2.50 per PLUS.

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Buffer amount:	25.00%
Maximum payment at maturity:	$19.05 per PLUS (190.50% of the stated principal amount)
Minimum payment at maturity:	$2.50 per PLUS (25.00% of the stated principal amount)

PLUS Payoff Diagram

250%
200%
150%
100%
50%
0%
190.50%
Leveraged Performance
PLUS Performance
Basket Performance
75%
0.00%
25.00%
50.00%
75.00%
100.00%
125.00%
150.00%
175.00%
200.00%
Hypothetical Payment at Maturity as % of Stated Principal Amount
Hypothetical Final Basket Value as % of Initial Basket Value

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How it works

▪                   Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the basket from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, investors will realize the maximum payment at maturity at a final basket value of 145.250% of the initial basket value.

▪                   If the basket appreciates 2.00%, investors will receive a 4.00% return, or $10.40 per PLUS.

▪                   If the basket appreciates 50.00%, investors will receive only the maximum payment at maturity of $19.05 per PLUS, or 190.50% of the stated principal amount.

▪                   Par Scenario. If the final basket value is equal to or less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 25.00%, investors will receive the stated principal amount of $10 per PLUS.

▪                   If the basket depreciates 5.00%, investors will receive the $10 stated principal amount per PLUS.

▪                   Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 25.00%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the basket from the initial basket value to the final basket value, plus the buffer amount of 25.00%. The minimum payment at maturity is $2.50 per PLUS .

▪                   If the basket depreciates 75.00%, investors will lose 50.00% of their principal and receive only $5.00 per PLUS at maturity, or 50.00% of the stated principal amount.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing values or hypothetical closing values of the underlying indices on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket values and closing values of the underlying indices that are entirely hypothetical; the basket closing value on any day throughout the life of the PLUS, including the final basket value on the valuation date, cannot be predicted. The underlying indices have been highly volatile in the past — meaning that the closing values of the underlying indices have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying indices and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Terms and Assumptions
Stated principal amount	$10
Leverage factor	200.00%
Buffer amount	25.00%
Maximum payment at maturity	$19.05 per PLUS
Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which any of the respective underlying index publishers calculates their underlying index

PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the basket over the life of your PLUS, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical underlying index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying indices during recent periods, see “The Basket and the Underlying Indices — Historical Index Closing Values of the Underlying Indices and Basket Closing Values” below. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the underlying indices between the date of this pricing supplement and the date of your purchase of the offered PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final basket values and are expressed as percentages of the initial basket value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket value, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final basket value and the assumptions noted above.

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	190.500%
170.000%	190.500%
160.000%	190.500%
150.000%	190.500%
145.250%	190.500%
130.000%	160.000%
120.000%	140.000%
110.000%	120.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
74.999%	99.999%
60.000%	85.000%
50.000%	75.000%
30.000%	55.000%
25.000%	50.000%
0.000%	25.000%

If, for example, the final basket value were determined to be 25.000% of the initial basket value, the payment at maturity that we would deliver on your PLUS at maturity would be 50.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 50.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final basket value were determined to be zero, you would lose 75.000% of your investment in the PLUS. In addition, if the final basket value were determined to be 200.000% of the initial basket value, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 190.500% of each $10 principal amount of your PLUS, as shown in the table above. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any increase in the final basket value beyond 145.250% of the initial basket value.

The following examples illustrate the hypothetical payment at maturity for each PLUS based on hypothetical basket component closing values on the valuation date (which we refer to as the final basket component values) for each of the underlying indices, calculated based on the key terms and assumptions above. The values in Column A represent the initial basket component values for each underlying index, and the values in Column B represent the hypothetical final basket component values for each of the underlying indices. The percentages in Column C represent hypothetical final basket component values for each underlying index in Column B expressed as percentages of the corresponding initial basket component values in Column A. The amounts in Column D represent the applicable multiplier for each underlying index, and the amounts in Column E represent the products of the values in Column B times the corresponding amounts in Column D. The final basket value for each example is shown beneath each example, and will equal the sum of the products shown in Column E.  The basket percent increase will equal the quotient of (i) the final basket value for such example minus the initial basket value divided by (ii) the initial basket value, expressed as a percentage. The values below have been rounded for ease of analysis.

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 1: The final basket value is greater than the initial basket value. The payment at maturity amount equals the maximum payment at maturity.

	Column A	Column B	Column C	Column D	Column E

Underlying Index	Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Multiplier	Column B x Column D
EURO STOXX 50® Index (approximately 33.33% weighting)	3,586.62	5,379.93	150.00%	0.009293801	50.00
S&P 500® Index (approximately 33.33% weighting)	2,404.39	3,606.59	150.00%	0.013863530	50.00
TOPIX (approximately 33.33% weighting)	1,575.11	2,362.67	150.00%	0.021162543	50.00

			Final Basket Value:	150.00
				Basket Percent Increase:	50.00%

In this example, the hypothetical final basket component values for all of the underlying indices are greater than the applicable initial basket component values, which results in the hypothetical final basket value being greater than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 150.00, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal $10 + leveraged upside payment, which equals:

$10 + ($10 × 200.00% × 50.00%) = $20.00, which exceeds the maximum payment amount of $19.05.

Since this hypothetical payment at maturity exceeds the maximum payment amount, the hypothetical payment at maturity that we would deliver on your PLUS would be the maximum payment amount of $19.05 for each $10 face amount of your PLUS (i.e. 190.50% of each $10 principal amount of your PLUS).

Example 2: The final basket value is greater than the initial basket value.

	Column A	Column B	Column C	Column D	Column E

Underlying Index	Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Multiplier	Column B x Column D
EURO STOXX 50® Index (approximately 33.33% weighting)	3,586.62	3,694.22	103.00%	0.009293801	34.333
S&P 500® Index (approximately 33.33% weighting)	2,404.39	2,476.52	103.00%	0.013863530	34.333
TOPIX (approximately 33.33% weighting)	1,575.11	1,622.36	103.00%	0.021162543	34.333

			Final Basket Value:		103.00
			Basket Percent Increase:		3.00%

In this example, the hypothetical final basket component values for all of the underlying indices are greater than the applicable initial basket component values, which results in the hypothetical final basket value being greater

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than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 103.00, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal $10 + leveraged upside payment, which equals:

$10 + ($10 × 200.00% × 3.00%) = $10.60

Example 3: The final basket value is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 25.00%. The payment at maturity equals the $10 principal amount.

	Column A	Column B	Column C	Column D	Column E

Underlying Index	Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Multiplier	Column B x Column D
EURO STOXX 50® Index (approximately 33.33% weighting)	3,586.62	3,407.29	95.00%	0.009293801	31.667
S&P 500® Index (approximately 33.33% weighting)	2,404.39	2,284.17	95.00%	0.013863530	31.667
TOPIX (approximately 33.33% weighting)	1,575.11	1,496.35	95.00%	0.021162543	31.667

			Final Basket Value:	95.00

In this example, the hypothetical final basket component values for all of the underlying indices are less than the applicable initial basket component values, which results in the hypothetical final basket value being less than the initial basket value of 100.00. Since the hypothetical final basket value of 95.00 is less than the initial basket value by an amount less than or equal to the buffer amount, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal the principal amount of the PLUS, or $10.

Example 4: The final basket value is less than initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 25.00%. The cash settlement amount is less than the $10 principal amount.

	Column A	Column B	Column C	Column D	Column E

Underlying Index	Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Multiplier	Column B x Column D
EURO STOXX 50® Index (approximately 33.33% weighting)	3,586.62	2,151.97	60.00%	0.009293801	20.00
S&P 500® Index (approximately 33.33% weighting)	2,404.39	1,442.63	60.00%	0.013863530	20.00
TOPIX (approximately 33.33% weighting)	1,575.11	945.07	60.00%	0.021162543	20.00

			Final Basket Value:	60.00

In this example, the hypothetical final basket component values for all of the underlying indices are less than the applicable initial basket component values, which results in the hypothetical final basket value being less than

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the initial basket value of 100.00. Since the hypothetical final basket value of 60.00 is less than the initial basket value by an amount greater than the buffer amount, the hypothetical payment at maturity for each $10 principal amount of your PLUS will equal $10 times the basket performance factor plus $2.50, which equals:

($10 x (60.00/100.00)) + $2.50 = $8.50

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the PLUS do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket value or what the market value of your PLUS will be on any particular index business day, nor can we predict the relationship between the index closing values of each underlying index and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered PLUS will depend on the actual final basket value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS on the stated maturity date may be very different from the information reflected in the examples above.

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Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 25. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 25. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your PLUS are linked, the stocks comprising such underlying index. You should carefully consider whether the offered PLUS are suited to your particular circumstances.

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose a Substantial Portion of Your Investment in the PLUS

You can lose a substantial portion of your investment in the PLUS. The cash payment on your PLUS on the stated maturity date will be based on the performance of an equally basket composed of the EURO STOXX 50® Index, the S&P 500® Index and TOPIX as measured from the initial basket value to the basket closing value on the valuation date. If the final basket value has declined from the initial basket value by more than the buffer amount of 25.00%, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the basket value beyond the buffer amount, subject to the minimum payment at maturity of $2.50. Thus, you may lose a substantial portion of your investment in the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the PLUS will be based on the performance of the underlying indices, the payment of any amount due on the PLUS is subject to the credit risk of GS Finance Corp., as issuer of the PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the PLUS. The PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the PLUS, to pay all amounts due on the PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 33 of the accompanying prospectus.

The Potential for the Value of Your PLUS to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your PLUS will be limited because of the maximum payment at maturity of $19.05 per PLUS (190.50% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your PLUS, no matter how much the value of the basket may rise over the life of your PLUS. Although the leverage factor provides 200.00% exposure to any increase in the final basket value over the initial basket

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value, because the payment at maturity will be limited to 190.50% of the stated principal amount per PLUS, any increase in the final basket value over the initial basket value by more than 45.25% of the initial basket value will not further increase the return on the PLUS. Accordingly, the amount payable for each of your PLUS may be significantly less than it would have been had you invested directly in the underlying indices.

The Lower Performance of One or More Underlying Indices May Offset an Increase in Any of the Other Underlying Indices

Declines in the value of one or more underlying indices may offset an increase in the value of any of the other underlying indices. As a result, any return on the basket — and thus on your PLUS — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your PLUS at maturity.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The underlying index publishers calculate the respective values of the underlying indices by reference to the prices of the applicable underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “—Investing in the PLUS is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your PLUS”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

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The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your PLUS Is Not Linked to the Index Closing Values of the Underlying Indices at Any Time Other than the Valuation Date

The final basket value will be based on the index closing value of each of the underlying indices on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing values of the underlying indices dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing values prior to such drop in the values of the underlying indices. Although the actual value of the underlying indices on the stated maturity date or at other times during the life of your PLUS may be higher than the index closing values of the underlying indices on the valuation date, you will not benefit from the index closing values of the underlying indices at any time other than on the valuation date.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

•                  the value of the basket and the underlying indices;

•                  the volatility — i.e., the frequency and magnitude of changes — in the index closing values of the underlying indices;

•                  the dividend rates of the underlying index stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing values of the underlying indices;

•                  interest rates and yield rates in the market;

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•                  the time remaining until your PLUS mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performances of the underlying indices based on their historical performances. The actual performance of the underlying indices over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying indices or to the hypothetical examples shown elsewhere in this pricing supplement.

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Values of the Underlying Indices Change, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performance of the underlying indices. Changes in the value of one or more of the underlying indices may not result in a comparable change in the market value of your PLUS. Even if the value of one or more of the underlying indices increases above its initial basket component value during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

An Investment in the Offered PLUS Is Subject to Risks Associated with Foreign Securities

The value of your PLUS is linked, in part, to the EURO STOXX 50® Index and TOPIX, which are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may

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continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs expects to hedge our obligations under the PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying indices. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying indices or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying indices or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the values of the underlying indices — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the underlying indices or underlying index stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publishers and Changes That Affect the Underlying Indices or the Underlying Index Stocks Comprising the Underlying Indices Could Affect the Payment at Maturity and the Market Value of the PLUS

The policies of the underlying index publishers concerning the calculation of the values of the underlying indices, additions, deletions or substitutions of underlying index stocks comprising the underlying indices and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying indices, could affect the values of the underlying indices and, therefore, the payment at maturity and the market value of your PLUS before the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if an underlying index publisher changes these policies, for example, by changing the manner in which it calculates such underlying index value or if such underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing values of the underlying indices on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index value of the underlying indices on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes— Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 25.

Investing in the PLUS is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your PLUS is not equivalent to investing in the underlying indices and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

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We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this pricing supplement. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

Your PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange, or maturity of the PLUS, could be collected via withholding. If these regulations were to apply to the PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in any underlying index during the term of the PLUS. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay

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any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2018, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your PLUS, your PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

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The Basket and the Underlying Indices

The Basket

The basket is composed of three underlying indices with the following basket component weightings within the basket: the EURO STOXX 50® Index (approximately 33.33%), the S&P 500® Index (approximately 33.33%) and TOPIX (approximately 33.33%).

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The 50 stocks included in the EURO STOXX 50® Index trade in Euros, and are allocated, based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain, which we refer to collectively as the Eurozone. The value of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The top ten constituent stocks of the EURO STOXX 50® Index as of May 11, 2017, by weight, are: Total S.A. (4.78%), Siemens AG (4.52%), Sanofi (4.37%), Bayer AG (3.87%), SAP SE (3.82%), Banco Santander S.A. (3.60%), BASF SE (3.37%), Anheuser-Busch InBev N.V. (3.29%), Allianz SE (3.22%) and Unilever N.V. (3.16%); constituent weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically. We are not incorporating by reference the website or any material it includes in this pricing supplement.

As of May 11, 2017, the sixteen industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Automobiles & Parts (5.04%), Banks (15.74%), Chemicals (9.03%), Construction & Materials (3.98%), Food & Beverage (4.95%), Health Care (7.98%), Industrial Goods & Services (10.32%), Insurance (6.43%), Media (0.76%), Oil & Gas (6.32%), Personal & Household Goods (9.03%), Real Estate (0.96%), Retail (2.65%), Technology (7.02%), Telecommunications (5.19%) and Utilities (4.60%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indexes with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indexes.

As of May 11, 2017, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (3.29%), Finland (1.33%), France (36.07%), Germany (33.19%), Ireland (1.16%), Italy (4.64%), Netherlands (9.73%) and Spain (10.60%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 25. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and

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the issuer, see “The Underlyings — EURO STOXX 50® Index” on page S-76 of the accompanying general terms supplement no. 25.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The PLUS or other financial instruments based on the underlying index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC.

As of May 11, 2017, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.44%), Consumer Staples (9.22%), Energy (6.29%), Financials (14.08%), Health Care (13.88%), Industrials (10.15%), Information Technology (22.90%), Materials (2.81%), Real Estate (2.88%), Telecommunication Services (2.21%) and Utilities (3.15%). (Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

In addition to the criteria for addition to the underlying index set forth in the accompanying general terms supplement no. 25, a company must have a primary listing of its common stock on the NYSE, NYSE Arca, NYSE MKT, NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA or Bats EDGX. Effective March 10, 2017, company additions to the underlying index should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 25. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings — S&P 500® Index” on page S-42 of the accompanying general terms supplement no. 25.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such PLUS.

TOPIX

TOPIX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the

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TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. TOPIX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TOPIX is calculated and published by TSE. Additional information about TOPIX is available on the following website: tse.or.jp/english/market/topix/index.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

TOPIX

Basket Underlier Stock Weighting by Sector as of April 30, 2017

Sector:*	Percentage (%)**
Air Transportation	0.56%
Banks	8.12%
Chemicals	6.85%
Construction	3.02%
Electric Appliances	12.84%
Electric Power & Gas	1.83%
Fishery, Agriculture & Forestry	0.11%
Foods	4.58%
Glass & Ceramics Products	1.00%
Information & Communication	7.87%
Insurance	2.60%
Iron & Steel	1.23%
Land Transportation	4.20%
Machinery	5.19%
Marine Transportation	0.24%
Metal Products	0.73%
Mining	0.32%
Nonferrous Metals	0.96%
Oil & Coal Products	0.53%
Other Financing Business	1.24%
Other Products	1.89%
Pharmaceutical	4.74%
Precision Instruments	1.59%
Pulp & Paper	0.26%
Real Estate	2.44%
Retail Trade	4.77%
Rubber Products	1.00%
Securities & Commodity Futures	1.15%
Services	3.82%
Textiles & Apparels	0.72%
Transportation Equipment	8.94%
Warehousing & Harbor Transportation Services	0.19%
Wholesale Trade	4.46%

*                   Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between

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indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**              Information provided by TSE. Percentages may not sum to 100% due to rounding.

The above information supplements the description of TOPIX found in the accompanying general terms supplement no. 25. For more details about TOPIX, the underlying index publisher and the license agreement between the underlying index publisher and the issuer, see “The Underlyings — TOPIX” on page S-83 of the accompanying general terms supplement no. 25.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No PLUS are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the PLUS or an advice on investments to any purchaser of the PLUS or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the PLUS, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the PLUS.

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Historical Index Closing Values of the Underlying Indices and Basket Closing Values

The respective index closing values of the underlying indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value of any of the underlying indices during any period shown below is not an indication that the underlying indices are more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical index closing values of the underlying indices or the historical basket closing values as an indication of the future performance of the underlying indices or the basket.  We cannot give you any assurance that the future performance of the underlying indices, the basket or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date, or that you will not suffer a loss of some or a substantial portion of your investment in the PLUS.

Neither we nor any of our affiliates make any representation to you as to the performances of the underlying indices. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the underlying indices between the date of this pricing supplement and the date of your purchase of the offered PLUS. The actual performance of each underlying index over the life of the offered PLUS, as well as the payment at maturity may bear little relation to the historical index closing values shown below.

The tables below shows the high, low and period end index closing values of the EURO STOXX 50® Index, the S&P 500® Index  and TOPIX for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016 and the first two calendar quarters of 2017 (through May 24, 2017). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the EURO STOXX 50® Index

	High	Low	Period End
2007
Quarter ended March 31	4,272.32	3,906.15	4,181.03
Quarter ended June 30	4,556.97	4,189.55	4,489.77
Quarter ended September 30	4,557.57	4,062.33	4,381.71
Quarter ended December 31	4,489.79	4,195.58	4,399.72
2008
Quarter ended March 31	4,339.23	3,431.82	3,628.06
Quarter ended June 30	3,882.28	3,340.27	3,352.81
Quarter ended September 30	3,445.66	3,000.83	3,038.20
Quarter ended December 31	3,113.82	2,165.91	2,447.62
2009
Quarter ended March 31	2,578.43	1,809.98	2,071.13
Quarter ended June 30	2,537.35	2,097.57	2,401.69
Quarter ended September 30	2,899.12	2,281.47	2,872.63
Quarter ended December 31	2,992.08	2,712.30	2,964.96
2010
Quarter ended March 31	3,017.85	2,631.64	2,931.16
Quarter ended June 30	3,012.65	2,488.50	2,573.32
Quarter ended September 30	2,827.27	2,507.83	2,747.90
Quarter ended December 31	2,890.64	2,650.99	2,792.82
2011
Quarter ended March 31	3,068.00	2,721.24	2,910.91
Quarter ended June 30	3,011.25	2,715.88	2,848.53
Quarter ended September 30	2,875.67	1,995.01	2,179.66

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GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

	High	Low	Period End
Quarter ended December 31	2,476.92	2,090.25	2,316.55
2012
Quarter ended March 31	2,608.42	2,286.45	2,477.28
Quarter ended June 30	2,501.18	2,068.66	2,264.72
Quarter ended September 30	2,594.56	2,151.54	2,454.26
Quarter ended December 31	2,659.95	2,427.32	2,635.93
2013
Quarter ended March 31	2,749.27	2,570.52	2,624.02
Quarter ended June 30	2,835.87	2,511.83	2,602.59
Quarter ended September 30	2,936.20	2,570.76	2,893.15
Quarter ended December 31	3,111.37	2,902.12	3,109.00
2014
Quarter ended March 31	3,172.43	2,962.49	3,161.60
Quarter ended June 30	3,314.80	3,091.52	3,228.24
Quarter ended September 30	3,289.75	3,006.83	3,225.93
Quarter ended December 31	3,277.38	2,874.65	3,146.43
2015
Quarter ended March 31	3,731.35	3,007.91	3,697.38
Quarter ended June 30	3,828.78	3,424.30	3,424.30
Quarter ended September 30	3,686.58	3,019.34	3,100.67
Quarter ended December 31	3,506.45	3,069.05	3,267.52
2016
Quarter ended March 31	3,178.01	2,680.35	3,004.93
Quarter ended June 30	3,151.69	2,697.44	2,864.74
Quarter ended September 30	3,091.66	2,761.37	3,002.24
Quarter ended December 31	3,290.52	2,954.53	3,290.52
2017
Quarter ended March 31	3,500.93	3,230.68	3,500.93
Quarter ending June 30 (through May 24, 2017)	3,658.79	3,409.78	3,586.62

Historical Quarterly High, Low and Period End Index Closing Values of the S&P 500® Index

	High	Low	Period End
2007
Quarter ended March 31	1,459.68	1,374.12	1,420.86
Quarter ended June 30	1,539.18	1,424.55	1,503.35
Quarter ended September 30	1,553.08	1,406.70	1,526.75
Quarter ended December 31	1,565.15	1,407.22	1,468.36
2008
Quarter ended March 31	1,447.16	1,273.37	1,322.70
Quarter ended June 30	1,426.63	1,278.38	1,280.00
Quarter ended September 30	1,305.32	1,106.39	1,166.36
Quarter ended December 31	1,161.06	752.44	903.25
2009
Quarter ended March 31	934.70	676.53	797.87
Quarter ended June 30	946.21	811.08	919.32
Quarter ended September 30	1,071.66	879.13	1,057.08
Quarter ended December 31	1,127.78	1,025.21	1,115.10
2010
Quarter ended March 31	1,174.17	1,056.74	1,169.43
Quarter ended June 30	1,217.28	1,030.71	1,030.71

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	High	Low	Period End
Quarter ended September 30	1,148.67	1,022.58	1,141.20
Quarter ended December 31	1,259.78	1,137.03	1,257.64
2011
Quarter ended March 31	1,343.01	1,256.88	1,325.83
Quarter ended June 30	1,363.61	1,265.42	1,320.64
Quarter ended September 30	1,353.22	1,119.46	1,131.42
Quarter ended December 31	1,285.09	1,099.23	1,257.60
2012
Quarter ended March 31	1,416.51	1,277.06	1,408.47
Quarter ended June 30	1,419.04	1,278.04	1,362.16
Quarter ended September 30	1,465.77	1,334.76	1,440.67
Quarter ended December 31	1,461.40	1,353.33	1,426.19
2013
Quarter ended March 31	1,569.19	1,457.15	1,569.19
Quarter ended June 30	1,669.16	1,541.61	1,606.28
Quarter ended September 30	1,725.52	1,614.08	1,681.55
Quarter ended December 31	1,848.36	1,655.45	1,848.36
2014
Quarter ended March 31	1,878.04	1,741.89	1,872.34
Quarter ended June 30	1,962.87	1,815.69	1,960.23
Quarter ended September 30	2,011.36	1,909.57	1,972.29
Quarter ended December 31	2,090.57	1,862.49	2,058.90
2015
Quarter ended March 31	2,117.39	1,992.67	2,067.89
Quarter ended June 30	2,130.82	2,057.64	2,063.11
Quarter ended September 30	2,128.28	1,867.61	1,920.03
Quarter ended December 31	2,109.79	1,923.82	2,043.94
2016
Quarter ended March 31	2,063.95	1,829.08	2,059.74
Quarter ended June 30	2,119.12	2,000.54	2,098.86
Quarter ended September 30	2,190.15	2,088.55	2,168.27
Quarter ended December 31	2,271.72	2,085.18	2,238.83
2017
Quarter ended March 31	2,395.96	2,257.83	2,362.72
Quarter ending June 30 (through May 24, 2017)	2,404.39	2,328.95	2,404.39

Historical Quarterly High, Low and Period End Index Closing Values of TOPIX

	High	Low	Period End
2007
Quarter ended March 31	1,816.97	1,656.72	1,713.61
Quarter ended June 30	1,789.38	1,682.49	1,774.88
Quarter ended September 30	1,792.23	1,480.39	1,616.62
Quarter ended December 31	1,677.52	1,437.38	1,475.68
2008
Quarter ended March 31	1,424.29	1,149.65	1,212.96
Quarter ended June 30	1,430.47	1,230.49	1,320.10
Quarter ended September 30	1,332.57	1,087.41	1,087.41
Quarter ended December 31	1,101.13	746.46	859.24
2009
Quarter ended March 31	888.25	700.93	773.66

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GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

	High	Low	Period End
Quarter ended June 30	950.54	793.82	929.76
Quarter ended September 30	975.59	852.42	909.84
Quarter ended December 31	915.87	811.01	907.59
2010
Quarter ended March 31	979.58	881.57	978.81
Quarter ended June 30	998.90	841.42	841.42
Quarter ended September 30	870.73	804.67	829.51
Quarter ended December 31	908.01	803.12	898.80
2011
Quarter ended March 31	974.63	766.73	869.38
Quarter ended June 30	865.55	805.34	849.22
Quarter ended September 30	874.34	728.85	761.17
Quarter ended December 31	771.43	706.08	728.61
2012
Quarter ended March 31	872.42	725.24	854.35
Quarter ended June 30	856.05	695.51	770.08
Quarter ended September 30	778.70	706.46	737.42
Quarter ended December 31	859.80	713.95	859.80
2013
Quarter ended March 31	1,058.10	871.88	1,034.71
Quarter ended June 30	1,276.03	991.34	1,133.84
Quarter ended September 30	1,222.72	1,106.05	1,194.10
Quarter ended December 31	1,302.29	1,147.58	1,302.29
2014
Quarter ended March 31	1,306.23	1,139.27	1,202.89
Quarter ended June 30	1,269.04	1,132.76	1,262.56
Quarter ended September 30	1,346.43	1,228.26	1,326.29
Quarter ended December 31	1,447.58	1,177.22	1,407.51
2015
Quarter ended March 31	1,592.25	1,357.98	1,543.11
Quarter ended June 30	1,679.89	1,528.99	1,630.40
Quarter ended September 30	1,691.29	1,375.52	1,411.16
Quarter ended December 31	1,605.94	1,442.74	1,547.30
2016
Quarter ended March 31	1,509.67	1,196.28	1,347.20
Quarter ended June 30	1,407.50	1,204.48	1,245.82
Quarter ended September 30	1,352.67	1,209.88	1,322.78
Quarter ended December 31	1,552.36	1,301.16	1,518.61
2017
Quarter ended March 31	1,577.40	1,506.33	1,512.60
Quarter ending June 30 (through May 24, 2017)	1,586.86	1,459.07	1,575.11

The graphs below show the daily historical index closing values of the EURO STOXX 50® Index, the S&P 500® Index and TOPIX from January 1, 2007 through May 24, 2017. We obtained the index closing values in the graphs below from Bloomberg Financial Services, without independent verification.

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Basket Values

The following graph is based on the basket closing value for the period from January 1, 2007 through May 24, 2017 assuming that the basket closing value was 100 on January 1, 2007. We derived the basket closing values based on the method to calculate the basket closing value as described in this pricing supplement and on actual index closing values of the underlying indices on the relevant date. The basket closing value has been normalized such that its hypothetical value on January 1, 2007 was 100. As noted in this pricing supplement, the initial basket value will be set at 100 on the pricing date. The basket closing value can increase or decrease due to changes in the values of the underlying indices.

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-17 of the accompanying general terms supplement no. 25. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 25.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:

Underlying index publishers:	For the EURO STOXX 50® Index, STOXX Limited, for the S&P 500® Index, S&P Dow Jones Indices LLC and for TOPIX, the Tokyo Stock Exchange, Inc.

Denominations:	$10 and integral multiples of $10 in excess thereof

Interest:	None

Postponement of stated maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-17 of the accompanying general terms supplement no. 25

Postponement of valuation date	As described under “Supplemental Terms of the Notes — Valuation Date” on page S-18 of the accompanying general terms supplement no. 25

Specified currency:	U.S. dollars (“$”)

Index closing value:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value” on page S-33 of the accompanying general terms supplement no. 25

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-32 of the accompanying general terms supplement no. 25

Index business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day” on page S-32 of the accompanying general terms supplement no. 25

FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Tax considerations:

You will be obligated pursuant to the terms of the PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each PLUS for all tax purposes as a pre-paid derivative contract in respect of the basket, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the PLUS made before January 1, 2019.

Trustee:	The Bank of New York Mellon

Calculation agent:	GS&Co.

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-95 of the accompanying general terms supplement no. 25

ERISA:	As described under “Employee Retirement Income Security Act” on page S-103 of the accompanying general terms supplement no. 25

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-104 of the accompanying general terms supplement no. 25 and “Plan of Distribution — Conflicts of Interest” on page 106 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.35, or 3.50% of the principal amount, for each PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.0375, or 0.375% of the principal amount, for each PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the PLUS against payment therefor in New York, New York on May 30, 2017, which is the third scheduled business day following the date of this pricing supplement and of the pricing of the PLUS.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

May 2017

GS Finance Corp. Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

About Your PLUS:

The PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  General terms supplement no. 25 dated December 22, 2015

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Validity of the PLUS and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the PLUS offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such PLUS have been authenticated by the trustee pursuant to the indenture, and such PLUS and the guarantee have been delivered against payment as contemplated herein, (a) such PLUS will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 26, 2015, which has been filed as an exhibit to a Current Report on Form 8-K, dated February 26, 2015, filed by The Goldman Sachs Group, Inc. on February 26, 2015.

May 2017

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 25, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$3,786,200

GS Finance Corp.

Buffered PLUS Based on the Value of a Basket of Equity Indices due May 30, 2023

Principal at Risk Securities

Goldman Sachs & Co. LLC